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                                                             EXHIBIT NO. 99.1(e)


                          MASSACHUSETTS INVESTORS TRUST


                           CERTIFICATION OF AMENDMENT
                           TO THE DECLARATION OF TRUST

                          ESTABLISHMENT AND DESIGNATION
                                    OF CLASS


           The undersigned, being a majority of the Trustees of Massachusetts Investors Trust (the "Trust"), a trust organized under the laws of The Commonwealth of Massachusetts pursuant to a Declaration of Trust dated March 21, 1924, as amended (the "Declaration"), acting pursuant to Article VIII, Section 1A of the Declaration, do hereby divide the shares of the Trust to create an additional class of shares, within the meaning of Article VIII, Section 1A, as follows:

           1. The additional class of shares is designated "Class J Shares";

           2. Class J Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

           3. The purchase price of Class J Shares, the method of determination of the net asset value of Class J Shares, the price, terms and manner of redemption of Class J Shares, and the relative dividend rights of holders of Class J Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended;

           4. Class J Shares shall vote together as a single class except that Shares of a class may vote separately on matters affecting only that class and Shares of a class not affected by a matter will not vote on that matter; and

           5. A class of Shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholders of the class.

      IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 28th day of December, 1999.


_____________________                                CHARLES W. SCHMIDT
Richard B. Bailey                                    Charles W. Schmidt
63 Atlantic Avenue                                   63 Claypit Hill Road
Boston, MA  02110                                    Wayland, MA  01778


_____________________                                ARNOLD D. SCOTT
J. Atwood Ives                                       Arnold D. Scott
17 West Cedar Street                                 20 Rowes Wharf
Boston, MA  02108                                    Boston, MA 02110


LAWRENCE T. PERERA                                   ____________________
Lawrence T. Perera                                   Jeffrey L. Shames
18 Marlborough Street                                38 Lake Avenue
Boston, MA 02116                                     Newton, MA  02159


WILLIAM J. POORVU                                    ____________________
William J. Poorvu                                    Elaine R. Smith
975 Memorial Drive                                   75 Scotch Pine Road
Cambridge, MA  02138                                 Weston, MA  02193


                                                     DAVID B. STONE
                                                     David B. Stone
                                                     282 Beacon Street
                                                     Boston, MA  02116